Exhibit 16.1

July 15, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

RE: Probe Manufacturing, Inc. – SB-2

Dear Sir/Madame:

We have read Item 23 of the Form SB-2 of Probe Manufacturing, Inc. dated July 15, 2005, and concur with the representations contained therein without exception.

Very truly yours,

/s/ Michael Johnson & Co., LLC

Michael Johnson & Co., LLC

Denver, CO